Exhibit 99.1

Warren Gfeller Joins Duckwall-ALCO Stores, Inc. Board of Directors

ABILENE, Kan., Dec. 17 /PRNewswire-FirstCall/ -- Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK), a leading regional retailer operating 264 full-line discount and hometown variety stores in 21 states in the central portion of the United States, today announced that Warren H. Gfeller has been appointed to its Board of Directors effective December 5, 2003.

Mr. Gfeller, 51, previously served as CEO, CFO and a director for Ferrelgas, Inc., the largest distributor of propane gas in the United States. He was also a Senior Tax Consultant with Arthur Young & Company. Mr. Gfeller has served as a director of several public and private companies and has experience as Audit Committee Chairman and as a member of the Compensation Committee. He earned a B.A. degree from Kansas State University.

“I am very pleased with the appointment of Mr. Gfeller to our Board of Directors,” commented Glen L. Shank, Chairman and Chief Executive Officer of Duckwall-ALCO Stores, Inc. “In addition to his solid background in accounting and finance he has extensive operating experience, and we look forward to his contributions to the future of our Company.”

The Company also announced that Robert L. Woodard will resign as a member of its Board of Directors effective December 31, 2003. Mr. Woodard is currently a member of the Audit and Compensation Committees.

“Mr. Woodard has been an outstanding member of the Board over the past several years and someone whose opinion we value highly,” stated Shank. “We greatly appreciate his services and wish him well in his future endeavors.”

Duckwall-ALCO Stores, Inc. is a leading regional retailer that operates 264 full-line discount and hometown variety stores in 21 states in the central portion of the United States under the names “ALCO” and “Duckwall”, respectively. The Company’s strategy is to target smaller markets not served by other regional or national full-line retail discount chains and provide the most convenient access to retail shopping within each market. Duckwall-ALCO Stores, Inc. is headquartered in Abilene, Kansas, and its common stock is listed on the Nasdaq National Market under the symbol “DUCK”.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: Dick Mansfield
Vice President, Finance, Treasurer and Chief Financial Officer
785-263-3350 x286
e-mail: dmansfield@duckwall.com
Internet home page: www.duckwall.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893
or
via e-mail at info@rjfalkner.com

SOURCE Duckwall-ALCO Stores, Inc.
      -0-                                                                                  12/17/2003
/CONTACT: Dick Mansfield, Vice President, Finance, Treasurer and Chief Financial Officer of Duckwall-ALCO Stores, +1-785-263-3350, ext. 286,
dmansfield@duckwall.com;
or RJ Falkner & Company, Inc., Investor Relations Counsel, +1-800-377-9893, info@rjfalkner.com, for Duckwall-ALCO Stores
      / /Web site: http://www.duckwall.com /
(DUCK)